Exhibit 107

Calculation Of Filing Fee Tables

Form F-10

(Form Type)

Oncolytics Biotech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount Of Registration Fee
Fees to Be Paid	Equity	Common Shares, Warrants, Subscription Receipts, and Units(1)	457(o)	(2)	(2)	$109,500,000	(2)(3)	$0.00014760		$16,162.20
Fees Previously Paid	–	–	–	–	–	–		–		–
	Total Offering Amounts					$109,500,000				$16,162.20
	Total Fee Offsets								$
	Net Fee Due Total									$16,162.20

(1)	Subject to footnote (2), there are being registered hereunder an indeterminate number of Common Shares, Warrants to Purchase Common Shares or Subscription Receipts, Subscription Receipts which entitle the holder to receive upon satisfaction of certain release conditions, for no additional consideration, Common Shares, Warrants or any combination thereof, or Units consisting of two or more of the foregoing or any combination thereof, as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Common Shares as may be issuable upon exercise of Warrants to Purchase Common Shares or as part of Subscription Receipts or Units and such indeterminate number of Common Shares as may be issuable pursuant to anti-dilution or other similar adjustment provisions in the Warrants or Subscription Receipts.

(2)	Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$109,500,000.

(3)	Determined based on the proposed maximum aggregate offering price in Canadian dollars of Cdn$150,000,000 converted into U.S. dollars based on the average rate of exchange on July 17, 2024, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of Cdn$1.00 equals U.S.$0.73.